EXHIBIT 99.1



                                                       FOR IMMEDIATE RELEASE



Contact: J. Daniel Speight, Jr. - FLAG Financial Corporation (912/268-2200) Investor Relations Department (770/515-2140)

              FLAG Financial Corporation Announces Finalization of
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                                  Branch Sale
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LaGrange, GA (August 1, 2000) -- FLAG Financial Corporation (NASDAQ:  FLAG)
Chairman, John S. Holle, and President and CEO, J. Daniel Speight, Jr., announced today that Citizens Bank, a wholly-owned subsidiary of FLAG Financial Corporation, has finalized the agreement to sell three of its branch offices to Pineland State Bank, located in Metter, Georgia. The branch offices are located in Metter, Candler County, Cobbtown, Tattnall County, Georgia and Statesboro, Bulloch County, Georgia. Pineland State Bank is a subsidiary of South Banking Company, based in Alma, Georgia. South Banking Company has four subsidiary banks located throughout southeast Georgia.

In this transaction, Pineland will acquire the fixed assets, deposits and all loans of the three branch locations. After the transaction, Pineland will have estimated total assets of $63,318,000.00, total deposits of $54,862,000.00 and total loans of $49,497,000.

Commenting on the sale, J. Daniel Speight, Jr., President and CEO of FLAG Financial Corporation, stated, FLAG's objective is to manage each of our investments to assure maximum return to our stockholders. In keeping with this objective, and after careful consideration, we determined the divestiture of these banking offices to Pineland State Bank will create a win/win situation for all parties involved. It is never easy to divest of a business unit especially when personal relationships and ties are so strong. We are proud of our affiliation with the people at these locations and express our best wishes to them going forward."

Paul T. Bennett, President of South Banking Company, stated, "The confidence we have in our staff at Pineland State Bank along with our belief that merging the Metter, Cobbtown, and Statesboro offices into our organizations will create an even stronger community bank. We're impressed with the staff and customer base of these offices and are confident this will be a successful expansion.
The additions of these three offices to the Pineland State Bank organization will uniquely expand our presence in the Georgia region."

South Banking Company is a multi-bank holding company with various locations throughout Southeast Georgia. Subsidiaries of South Banking Company include Alma Exchange Bank & Trust, in Alma, Georgia; Peoples State Bank & Trust in Baxley, Georgia; Pineland State Bank, in Metter, Georgia; Citizens State Bank, in Kingsland, Georgia; and Bankers Data Service in Alma, Georgia. Bankers Data Service is a provider of data processing for various banks located in both Georgia and Florida. South Banking Company is also affiliated with Peoples Bank in Lyons, Georgia and Vidalia, Georgia.

FLAG Financial Corporation is a multi-bank holding company whose wholly owned subsidiaries are First Flag Bank, in LaGrange, Georgia, Citizens Bank, in Vienna, Georgia, and Thomaston Federal Savings Bank, in Thomaston, Georgia. FLAG's franchise consists of 22 offices, including 17 full-service banking offices and 4 loan production offices, in 14 communities in the regions of west central, middle and southeast Georgia and east Alabama. FLAG also provides mortgage, investment and insurance services through FLAG Mortgage, FLAG Investment Services and FLAG Insurance Services.

FLAG currently has approximately 8.2 million shares of common stock outstanding. FLAG's common stock is traded and quoted on The Nasdaq National Market under the symbol "FLAG."

Except for historical information contained herein , the matters discussed in this press release consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, general economic conditions, integration of acquired businesses, FLAG's acquisition strategy, competition, and other factors set forth from time to time in filings with the Securities and Exchange Commission. When used in this release, the words "believes", "estimates", "plans", "expects", "should", "will", "may", "might", "outlook", and "anticipates" are similar expressions as they relate to FLAG (including its subsidiaries),or its management are intended to identify forward-looking statements.

The Company from time to time becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and internet access it may be important to avoid relying on rumors and other unsubstantiated information regarding the Company. The Company complies with Federal and state laws applicable to the disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.